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                                                                    EXHIBIT 12.1

                       CROWN CASTLE INTERNATIONAL CORP.
            COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
       EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                            (DOLLARS IN THOUSANDS)

                                                           SIX MONTHS
                                                         ENDED JUNE 30,
                                                      --------------------
                                                      1999            2000
                                                      ----            ----
Computation of Earnings:
  Income (loss) before income taxes, minority
   interests, extraordinary item and cumulative
   effect of change in accounting principle         $(33,554)       $(89,396)
  Add:
    Fixed charges (as computed below)                 44,280         118,089
                                                    --------        --------
                                                    $ 10,726        $ 28,693
                                                    ========        ========

Computation of Fixed Charges and Combined Fixed
 Charges and Preferred Stock Dividends:
  Interest expense                                  $ 23,863        $ 69,368
  Amortization of deferred financing
   costs and discounts on long-term debt              13,979          39,121
  Interest component of operating lease
   expense                                             6,438           9,600
                                                    --------        --------
    Fixed charges                                     44,280         118,089
  Preferred stock dividends                           13,022          23,218
                                                    --------        --------
    Combined fixed charges and preferred
     stock dividends                                $ 57,302        $141,307
                                                    ========        ========
Ratio of Earnings to Fixed Charges                        --              --
                                                    ========        ========
Deficiency of Earnings to Cover Fixed Charges       $ 33,554        $ 89,396
                                                    ========        ========
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock Dividends                    --              --
                                                    ========        ========
Deficiency of Earnings to Cover Combined
 Fixed Charges and Preferred Stock Dividends        $ 46,576        $112,614
                                                    ========        ========